Exhibit 16.1

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street N.E. Washington, D.C. 20549 United States of America	Grant Thornton UK LLP 30 Finsbury Square London EC2P 2YU T +44 (0)20 7383 5100 F +44 (0)20 7184 4301 grantthornton.co.uk

21 November 2017

Dear Sir or Madam

RE: IBEX HOLDINGS LIMITED

We have read Item 16F of Form F-1 of IBEX Holdings Limited, the parent of our former client, IBEX Global Solutions Limited (formerly IBEX Global Solutions Plc), dated 21 November 2017 and agree with the statements concerning our Firm contained therein.

Yours faithfully

/s/ Grant Thornton UK LLP
Grant Thornton UK LLP

Chartered Accountants
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